UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2005

Easy Gardener Products, Ltd.

(Exact name of registrant as specified in charter)

Texas	333-102296	37-1433686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3022 Franklin Avenue, Waco, Texas		76710
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code (254) 753-5353

Not Applicable

(Former name or former address, if changed since last report)

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Easy Gardener Products, Ltd., the Company, has completed a preliminary review of its financial performance for the twelve months ended June 30, 2005. This review is before completion of its annual independent audit.

Based on this preliminary review, the Company has exceeded the Maximum Senior Leverage Ratio contained in its senior loan agreements at June 30, 2005. The Maximum Senior Leverage Ratio is computed at the end of each quarter and is the ratio of senior debt divided by the latest twelve month Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The Maximum Senior Leverage Ratio came in at 4.12 or 1.12 higher than the 3.00 permitted by the senior loan agreements. Also, the Company’s 12 month EBITDA at $9.4 million came in below the minimum EBITDA level of $11.5 million permitted by the senior loan agreements.

The Company has notified the senior lenders of this event and is working with them to resolve this matter. The senior lenders have not, at this time, provided any indication as to the course of action they will take on this matter.

During the year ended June 30, 2005, the Company had increased sales levels of 7.1% from new products and new distribution, when compared to year ended June 30, 2004, which included four months of its Predecessor’s operations, (July through October of 2004). However, cool and wet spring weather negatively impacted the current gardening season. Increased petrochemical costs resulted in increased product cost and increased fuel costs, which negatively impacted freight costs.

The Company believes that the changes it has and is continuing to make in its operations and its new product development activities will allow it to grow more profitably in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 27, 2005.	EASY GARDENER PRODUCTS, LTD.

By: EG Product Management, L.L.C.
It’s General Partner

By: /S/ Richard M. Kurz
Name: Richard M. Kurz
Title: Manager/CFO